Exhibit 99.2

USA Rare Earth, Inc. (“USAR,” “we,” “our,” and “us”) is providing the additional information below for the purpose of supplementing disclosures contained in USAR’s filings with the Securities and Exchange Commission (the “SEC”). Unless otherwise noted or the context otherwise requires:

●	references to the “merger” refer to merger of SVRE Holdings Ltd. (“SVRE”) with and into Middlebury Merger Sub Ltd. (“Merger Sub”), an indirect, wholly owned subsidiary of USAR, with Merger Sub continuing as the surviving company and an indirect, wholly owned subsidiary of USAR, pursuant to the Agreement and Plan of Merger, dated as of April 19, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among USAR, Merger Sub, SVRE and Serra Verde Rare Earths Ltd., as Shareholder Representative; and

●	references to the “Parent Loan Agreement” refer to (i) a direct funding agreement (the “Direct Funding Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the U.S. Department of Commerce (the “DOC”) entered into on June 3, 2026, providing for direct funding awards with a maximum award amount of $277.0 million, and (ii) a loan guarantee agreement (the “Loan Guarantee Agreement”) entered into on June 3, 2026 among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, pursuant to which the DOC has agreed to guarantee USAR’s repayment of advances in an aggregate principal amount of up to $1.3 billion made by the Federal Financing Bank pursuant to a note purchase agreement to be entered into among USAR, the Federal Financing Bank and the Secretary of Commerce.

The issuance of shares of Common Stock in the merger and other contemplated issuances will dilute the voting power of existing USAR stockholders and their percentage interest in any future earnings of USAR.

In connection with the merger, USAR will issue 126,849,307 shares of USAR’s common stock, par value $0.0001 per share (“Common Stock”) to the former SVRE securityholders as aggregate stock merger consideration.

As a result, the issuance of shares of Common Stock in the merger will significantly reduce the relative voting power of existing USAR stockholders and dilute their percentage interest in any future earnings, dividends or other distributions of USAR. The actual extent of any such dilution will depend on a number of factors, including the number of shares of Common Stock outstanding at the effective time of the merger, the future operating results of USAR and the combined company, and the timing and amount of any future issuances of Common Stock or other equity securities by USAR.

The impact of dilution to USAR’s shareholders will also be impacted by other transactions that are currently pending or that have been consummated since the date of the Merger Agreement, including (1) USAR’s agreement to issue 3,823,328 shares of Common Stock as merger consideration in connection with the proposed acquisition of Texas Mineral Resources Corp. (“TMRC”) (the “TMRC Transaction”), (2) the issuance of 16,132,790 shares of Common Stock and a warrant to purchase 17,600,584 shares of Common Stock (at an exercise price of $17.17 per share) to the U.S. Department of Commerce on June 3, 2026 in connection with the Parent Loan Agreement, (3) our commitment to issue approximately $13.5 million of Common Stock (or pay cash) to Carester SAS (“Carester”) in connection with the proposed transaction with Carester (the “Carester Transaction”), and (4) the issuance of an aggregate of 10,100,000 shares of Common Stock as earnout shares (the “Earnout Shares”) upon the achievement of the applicable market-price conditions (5,050,000 shares issued on April 15, 2026 and 5,050,000 shares issued on May 15, 2026).

The following table quantifies, on a disaggregated basis, the potential dilutive effect of these transactions and material agreements. Dilutive effect percentages are calculated based on 244,671,142 shares of Common Stock outstanding as of June 29, 2026.

Transaction	Shares of Common Stock Issuable	% of Fully- Diluted Shares
Shares of Common Prior to Issuances Noted Below(1)	225,294,054	54.8%
The Merger	126,849,307	30.9%
U.S. Department of Commerce – Warrant(2)	17,600,584	4.3%
U.S. Department of Commerce – Direct Funding Agreement(3)	16,132,790	3.9%
Shares Reserved Under USAR Equity Incentive Plan for Future Grants	10,418,629	2.5%
Earnout Shares(4)	10,100,000	2.5%
TMRC Transaction	3,823,328	0.9%
Carester Transaction(5)	641,722	0.2%
Total Fully-Diluted Shares	410,860,414	100%

(1)	Includes shares of Common Stock outstanding and shares issuable upon the exercise or conversion of outstanding equity instruments as of June 29, 2026, except for (1) the shares underlying the warrant issued to the U.S. Department of Commerce on June 3, 2026, (2) the shares of Common Stock issued to the U.S. Department of Commerce on June 3, 2026, (3) the Earnout Shares issued on April 15, 2026 and May 15, 2026, or (4) shares reserved under USAR’s equity incentive plan for future grants, which are included as separate line items.
(2)	Assumes full exercise at an exercise price of $17.17.
(3)	Issued June 3, 2026.
(4)	Consists of 5,050,000 shares issued on April 15, 2026 and 5,050,000 shares issued May 15, 2026.
(5)	Number of shares estimated based on the dollar amount of the share consideration to be issued in the transaction (approximately $13.5 million based on the EUR to USD exchange rate on June 29, 2026), divided by the closing price of the Common Stock on such date.

If the conditions precedent to the Offtake Agreement are not satisfied or waived, or if the Offtake Agreement is terminated for any reason, SVRE may lose the significant commercial benefits provided by the Offtake Agreement and be forced to seek alternative buyers on less favorable terms, which could materially adversely affect the combined company’s business, financial condition, results of operations and prospects.

The Offtake Agreement (as defined below) was entered into between SV Management Switzerland AG (“SV Management Switzerland”), a wholly owned subsidiary of SVRE, and US SIIE, LLC (the “Counterparty”), a special purpose vehicle capitalized by the U.S. government and private capital sources. Commencement of deliveries under the Offtake Agreement is subject to the satisfaction or waiver of certain conditions precedent by an agreed long-stop date, including, among others, the execution of the Call Option Agreement (as defined below) and the receipt by the Counterparty of specified financial support from the U.S. government. If conditions precedent relating to execution of the Call Option Agreement or evidence that SV Management Switzerland is not owned or controlled by restricted persons are not satisfied or waived by such date, the Counterparty may terminate the Offtake Agreement without liability. If the conditions precedent relating to U.S. government financial support is not satisfied or waived by such date, SV Management Switzerland may terminate the Offtake Agreement without liability. There can be no assurance that all such conditions will be satisfied or waived on a timely basis, or at all. In particular, if the U.S. government or private capital sources fail to provide adequate capitalization to the Counterparty, or if such capitalization is significantly delayed, the Counterparty may lack the financial resources necessary to perform its purchase obligations under the Offtake Agreement, and the applicable conditions precedent may not be capable of satisfaction. The Offtake Agreement may also be subject to termination in other circumstances, including as a result of a material breach by either party, changes in the regulatory or political environment, or other events beyond the control of SVRE or the Counterparty.

In addition, pursuant to Amendment No. 1 to the Merger Agreement, dated July 16, 2026, the satisfaction (and non-waiver) of certain of these conditions precedent under the Offtake Agreement, the lapse of the right of SV Management Switzerland to terminate the Offtake Agreement, and the Offtake Agreement being in full force and effect as of the closing are conditions to the obligation of USAR and Merger Sub to complete the merger. As a result, if these conditions are not satisfied, USAR and Merger Sub would not be obligated to complete the merger, and the merger may not be completed on its anticipated timeline or at all.

The Offtake Agreement provides SVRE with a number of significant commercial benefits that underpin its business plan and financial projections. These benefits include the option for SVRE to deliver higher-value products, such as separated rare earth oxides, and support for the extension of the term of the Retained Finance Agreement (as defined below) from 12 to 15 years upon satisfaction of certain conditions under the Offtake Agreement. These arrangements are expected to provide a meaningful measure of certainty with respect to SVRE’s medium- and longer-term cash flows and to help de-risk the combined company’s revenue.

If the conditions precedent to the Offtake Agreement are not satisfied or waived, if the Offtake Agreement is terminated for any reason, or if the Counterparty defaults on its purchase obligations, SVRE may be forced to seek alternative buyers for its rare earth products. There can be no assurance that alternative offtake arrangements would be available on comparable terms, or at all. Any alternative arrangements would likely not include the floor price protection, annual price escalation, favorable upside-sharing mechanics, take-or-pay volume commitments, or long-term duration provided by the Offtake Agreement. The loss of these protections would expose the combined company to the full volatility of rare earth commodity prices and market demand fluctuations, which could result in materially lower and less predictable revenue, reduced margins and impaired ability to service the combined company’s substantial indebtedness, including under the Retained Finance Agreement. In addition, the failure to maintain the Offtake Agreement could jeopardize the combined company’s ability to satisfy the conditions required for the extension of the Retained Finance Agreement term from 12 to 15 years, potentially accelerating repayment obligations. The occurrence of any of the foregoing events could have a material adverse effect on the combined company’s business, financial condition, results of operations and prospects.

We are subject to risks associated with being designated on an export control list by China.

On June 22, 2026, USAR was added to China’s export control list, along with several other U.S. companies. Following this designation, exporters in China have been prohibited from exporting certain items to USAR, and exporters outside China have been prohibited from transferring or providing certain China-origin items to USAR without a license from the Chinese government, which in practice may be difficult or impossible to obtain. This restriction has had and is expected to continue to have an adverse impact on USAR’s ability to source key raw materials and supplies from China, which in turn has impacted and is expected to continue to impact USAR’s business. This designation, as well as any future designations or adverse actions taken by the Chinese government, may have a negative effect on USAR’s ability to produce its products, including if USAR is unable to source impacted items of the same quantity and quality from outside of China that are not of Chinese origin. China's export control regime is relatively new, has recently been substantially expanded, and continues to evolve. The scope, extraterritorial reach and enforcement of these measures remain uncertain and, in certain respects, untested, and further changes could materially and adversely affect USAR’s business.

GOVERNMENT SUPPORT AND FINANCING

USAR and SVRE are party to, or have entered or expect to enter into, the following government-related financing and offtake arrangements, each of which is relevant to the consummation of the merger.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the United States International Development Finance Corporation (the “DFC”), which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with a long-term debt financing to support the debottlenecking and optimization of its rare earth mining and processing operations in an aggregate committed amount not to exceed $565 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465 million and (ii) a second loan tranche with a principal amount not to exceed $100 million (the “Incremental Loan”). As of March 31, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was approximately $325 million. The Incremental Loan was fully disbursed to SVRE on June 4, 2026.

In connection with the Retained Finance Agreement, following the disbursement of the Incremental Loan, the DFC holds warrants to purchase ordinary shares of SVRE, which warrants will be automatically exercised immediately prior to the closing. As a condition to the disbursement of the Incremental Loan, SVRE and the DFC entered into a side letter (the “DFC Side Letter”) pursuant to which the DFC will have the right to nominate (i) a director to the board of directors of Merger Sub, and (ii) an observer to attend all meetings of the board of directors of Merger Sub, which appointments, if made, are conditions to USAR’s obligation to complete the merger.

The transactions contemplated by the Merger Agreement require certain consents, amendments or waivers under the Retained Finance Agreement, including (i) the release of the SVRE securityholders from an equitable share mortgage granted in favor of the DFC over certain SVRE shares, and (ii) the consent from the DFC to permit the transactions contemplated by the Merger Agreement under the Retained Finance Agreement. As a condition to providing such consents, the DFC may require the surviving company to assume SVRE’s obligations under the Retained Finance Agreement and to maintain or re-create the related security interests. At this time, the DFC has not requested that USAR nor any of its subsidiaries (other than Merger Sub and its subsidiaries) provide guarantees, pledges, purchase rights or other credit support in connection with such consents.

The Offtake Agreement and Related Call Option Agreement

On April 20, 2026, SV Management Switzerland AG (“SV Management Switzerland”), a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the U.S. government and private capital sources (the “Counterparty”) (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement contemplates the sale and purchase of 100% of the rare earth payable products produced by SVRE from the first phase of operations at the Pela Ema project, subject to limited carve-outs. The Incremental Loan was fully disbursed on June 4, 2026, and the parties have acknowledged that SVRE’s obligation to deliver the full annual contract quantity will be for 100% of the first phase of operations at the Pela Ema project. The Offtake Agreement provides for a term ending on the earlier of (i) the date on which deliveries by SV Management Switzerland equal the rare earth products produced from 198,000,000 metric tons of run-of-mine ore and (ii) the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), with mutually agreed extensions subject to the consent of the U.S. government. The purchase price for the principal payable rare earth elements is determined on the basis of contractual floor prices, escalated by 2% annually, with 70% of the excess of the prevailing market index price over the applicable floor price payable to SV Management Switzerland and certain cost savings and yield variances allocated 70% to SV Management Switzerland and 30% to the Counterparty. Prior to the Commercial Operations Date, SV Management Switzerland is required to offer to the Counterparty all rare earth products available for sale, and the Counterparty is obligated to purchase such products subject to agreement on the terms and conditions for such sale. The commencement of deliveries under the Offtake Agreement is subject to the satisfaction or waiver of certain conditions precedent by an agreed long-stop date, June 12, 2026, including the execution of the Call Option Agreement, the receipt by the Counterparty of specified financial support from the U.S. government, confirmation that the Retained Finance Agreement is in place and confirmation by the U.S. government that SVRE is not owned or controlled by restricted persons; if the conditions precedent are not satisfied or waived by such date, either party may terminate the Offtake Agreement without liability. On June 29, 2026, SV Management Switzerland and the Counterparty entered into an amendment, consent and waiver to the Offtake Agreement that extended the long-stop date from June 12, 2026 to August 14, 2026.

In connection with the amendment, consent and waiver described above, the description of the U.S. government financial support to be provided to the Counterparty was revised to consist of (i) an initial capital investment in the Counterparty of $500 million, (ii) a debt facility and/or an inventory monetization facility with a funding amount of $500 million to be made available to the Counterparty, and (iii) one or more forward purchase contracts pursuant to which the U.S. government will acquire no less than $300 million of rare earth payable products from the Counterparty over the first five years following the Commercial Operations Date (extended from three years), in each case with any obligations of the U.S. government in excess of $300 million in the aggregate subject to the availability of appropriations.

On July 16, 2026, USAR, Merger Sub, SVRE and the Shareholder Representative entered into Amendment No. 1 to the Merger Agreement, pursuant to which the satisfaction (and non-waiver) of the conditions precedent set forth in Clauses 2.2(b) and 2.2(c) of the Offtake Agreement, the lapse of the right of SV Management Switzerland to terminate the Offtake Agreement in accordance with Clause 2.4 of the Offtake Agreement, and the Offtake Agreement being in full force and effect as of the closing became conditions to the obligation of USAR and Merger Sub to complete the merger. The condition precedent set forth in Clause 2.2(b) of the Offtake Agreement, which is for the benefit of SV Management Switzerland, is the receipt by the Counterparty of the specified financial support from the U.S. government described above (including the execution by the U.S. government and the Counterparty of one or more contracts for the purchase by the U.S. government of products from the Counterparty), together with the delivery to SV Management Switzerland of satisfactory evidence thereof. The condition precedent set forth in Clause 2.2(c) of the Offtake Agreement, which is for the benefit of the Counterparty, is the confirmation by the U.S. government that it has received the Retained Finance Agreement and evidence satisfactory to it that SV Management Switzerland is not owned or controlled by restricted persons. Under Clause 2.4 of the Offtake Agreement, SV Management Switzerland may terminate the Offtake Agreement without liability if the condition set forth in Clause 2.2(b) is not satisfied or waived by the applicable long-stop date.

In connection with the Offtake Agreement, SVRE, the SVRE securityholders and the Counterparty have agreed to enter into a related call option agreement, to be dated on or before the closing date (as amended from time to time, the “Call Option Agreement”).

Pursuant to the Call Option Agreement, upon the occurrence of certain specified triggering events, including, among others, the insolvency or bankruptcy of SV Management Switzerland or its mining subsidiary (subject to a carve-out where certain U.S. government entities are lenders), the voluntary cessation of all or substantially all of the mining operations at the project site for 60 or more consecutive days, breaches by SV Management Switzerland of certain obligations under the Offtake Agreement (including the change of control and assignment provisions), and events of default under new approved lender financing documents, the Counterparty shall have the option to purchase all (but not less than all) of the equity interests in SVRE held by each party to the Call Option Agreement. The purchase price would be equal to the fair market value of the equity interests, as determined by a panel of three independent experts. The Call Option Agreement restricts transfers of SVRE equity interests by the parties thereto to certain third parties without the Counterparty’s prior written consent and automatically terminates upon the earliest of (i) the closing of the sale of equity interests thereunder, (ii) with respect to any party to the Call Option Agreement, the date on which such party no longer holds any equity interests in SVRE due to a permitted transfer, or (iii) the termination of the Offtake Agreement, subject to a 180-day survival period if the Offtake Agreement is terminated by the Counterparty following a fundamental seller default. The consummation of the merger requires the receipt of certain consents, amendments or waivers under each of the Offtake Agreement and the Call Option Agreement, including the release of the SVRE securityholders from the Call Option Agreement. In connection with the closing, the wholly owned subsidiary of USAR that will directly hold the equity interests of Merger Sub is expected to enter into the Call Option Agreement and is expected to grant a pledge of those equity interests in favor of the DFC. It is anticipated that neither USAR nor any of its subsidiaries (other than Merger Sub and its subsidiaries and, with respect to such pledge, the direct parent of Merger Sub) will be required to provide guarantees, pledges, purchase rights or other credit support in connection with such consents.

The Parent Loan Agreement

On January 26, 2026, USAR entered into a letter of intent with the U.S. Department of Commerce (the “DOC”) setting forth the principal terms on which USAR expected to enter into a long-term financing package with the DOC to support the development of USAR’s domestic rare earth and magnet supply chain, including the Round Top Mountain heavy rare earth elements deposit (the “Round Top”) and USAR’s Stillwater magnet manufacturing facility. On June 3, 2026, USAR entered into (i) a direct funding agreement (the “Direct Funding Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, providing for direct funding awards with a maximum award amount of $277.0 million, and (ii) a loan guarantee agreement (the “Loan Guarantee Agreement”) among USAR, certain subsidiaries of USAR, as guarantors, and the DOC, pursuant to which the DOC has agreed to guarantee USAR’s repayment of advances in an aggregate principal amount of up to $1.3 billion made by the Federal Financing Bank pursuant to a note purchase agreement to be entered into among USAR, the Federal Financing Bank and the Secretary of Commerce (collectively, the “Parent Loan Agreement”). Concurrently with the execution of the Direct Funding Agreement and the Loan Guarantee Agreement, USAR entered into a Securities Issuance Agreement with the DOC and issued to the DOC 16,132,790 shares of USAR common stock, par value $0.0001 per share (“Common Stock”) and a warrant to purchase 17,600,584 shares of Common Stock at an exercise price of $17.17 per share. For additional information regarding the Parent Loan Agreement, see USAR’s Current Report on Form 8-K filed with the SEC on June 3, 2026, which is incorporated by reference into this Proxy Statement.

Disbursements under the Parent Loan Agreement are subject to the achievement of various project-specific milestones, the making of cash equity contributions by USAR to its subsidiaries, the satisfaction of financial ratio and liquidity thresholds, the receipt of required permits and approvals and other customary conditions.

The Royalty Agreements

SVRE is party to two royalty agreements with affiliates of Orion Mine Finance: (i) an amended and restated royalty agreement dated as of July 11, 2022, among SVRE, as grantor, the other royalty parties named therein, OMF Fund III (CR) Ltd., as royalty holder, and TMF Canada Inc., as collateral agent (as amended, supplemented and/or otherwise modified from time to time, the “Non-Buyback Royalty Agreement”), and (ii) a royalty agreement (buyback) dated as of August 15, 2023, among SVRE, as grantor, the other royalty parties named therein, OMF Fund III (F) Ltd. (“OMF F”), as royalty holder, and TMF Canada Inc., as collateral agent (as amended, supplemented and/or otherwise modified from time to time, the “Buyback Royalty Agreement” and, together with the Non-Buyback Royalty Agreement, the “Royalty Agreements”). Under the Royalty Agreements, SVRE has granted to the applicable royalty holders a perpetual royalty interest at a royalty rate of 5.25% (in the aggregate) in respect of all products extracted and recovered from the Serra Verde rare earths projects located in Brazil.

In connection with the transactions contemplated by the Merger Agreement, the parties to the Royalty Agreements amended each Royalty Agreement to, among other things, add a definition of “Permitted Transaction” to permit the merger, exempt the merger from the general prohibition on Transfers, and add USAR to the schedule of additional holders. As a condition to providing such amendments to the Royalty Agreements, Orion Mine Finance will require the surviving company to assume SVRE’s obligations under the Royalty Agreements and to maintain or re-create the related security interests.

Concurrently with the execution of the Merger Agreement, SVRE and OMF F entered into a payout letter to the side letter, dated as of March 5, 2026, between SVRE and OMF F (the “Orion Side Letter”), which provided OMF F a right to receive a Post-Optimal Redemption Payment (as defined under the Orion Side Letter). Pursuant to such payout letter, OMF F confirmed that once the Post-Optimal Redemption Payment is received, SVRE’s obligation under the Orion Side Letter will be satisfied.

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